Registration No. 333 - _____

As filed with the Securities and Exchange Commission on December 9, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNERON MEDICAL LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or Organization)	Identification No.)

Tavor Building,
Yokneam Industrial Zone
Yokneam Illit, 20692
P.O.B. 550, Israel
+972-73-244-2329
 (Address of principal executive offices)

Syneron Beauty Ltd. 2011 Share Option Plan
Syneron Beauty Ltd. 2011 Equity Incentive Plan – United States

(Full title of the plan)

Syneron Inc.
3 Goodyear, Unit A
Irvine, California 92618
Tel: 949-716-6670
(Name and address of agent for service; Telephone number of agent for service )

Copy to:

Perry Wildes, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share(2)	160,000	$6.32	$1,011,036.40	$130.22

(1)              Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Syneron Beauty Ltd. 2011 Share Option Plan and the Syneron Beauty Ltd. 2011 Equity Incentive Plan – United States (collectively, the "Plans") by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(2)              These ordinary shares are issuable upon exercise of outstanding options with fixed exercise prices under the Plans.  Estimated solely for purposes of calculating the registration fee under Rule 457(h), the aggregate offering price and the fee for ordinary shares issuable upon exercise of such options have been computed upon the basis of the weighted average price at which the options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.*

ITEM 2.	Registrant Information and Employee Plan Annual Information.*
___________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the Commission on March 21, 2013;

(b)
The Registrant’s Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2012; and

(c)
The description of the Registrant’s ordinary shares contained in the registration statement on Form 8-A under the Exchange Act, filed July 26, 2004, and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Articles of Association, or Amended Articles, allow the Registrant to indemnify, exculpate and insure its office holders to the fullest extent permitted by the Israeli Companies Law of 1999, or Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders where the office holder is a director. The Registrant’s Amended Articles also allow the Registrant to insure or indemnify any person who is not an office holder, including any employee, consultant or contractor who is not an office holder.

Under the Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification must be limited to foreseeable types of events and reasonable amounts, as determined by the board of directors.

Under the Companies Law, a company may indemnify an office holder against any monetary obligation incurred in his or her capacity as an office holder whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court. A company also can indemnify an office holder against reasonable litigation expenses including attorneys’ fees, incurred by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent. The additional case in which a reimbursement of expenses is allowed according to the Companies Law is reasonable legal fees, including attorneys fees, incurred by an office holder in an investigatory proceeding or other proceeding filed by a governmental authority, which has terminated without the filing of criminal charges and without imposing a fine, or with imposing a fine in lieu of a criminal charge which does not require proof of criminal intent.

Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

A company may exculpate an office holder for a breach of duty of care, but only in advance of that breach. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or a director from a breach of duty of care with respect to a distribution.

Under the Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly unless it was carried out negligently, or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

The Registrant’s audit committee, board of directors and shareholders have resolved to indemnify its directors and officers to the extent permitted by law and by its Amended Articles for liabilities not covered by insurance and that are of certain enumerated types of events, subject to an aggregate sum equal to 50% of the shareholders equity outstanding at the time a claim for indemnification is made. Recent changes in the Companies Law require that such indemnification arrangements be approved in the future also by the compensation committee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam Illit, Israel on the 9th day of December, 2013.

SYNERON MEDICAL LTD.

By: /s/ Shimon Eckhouse
Name: Shimon Eckhouse
Title: Chief Executive Officer and Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Syneron Medical Ltd. has signed this Registration Statement on the 9th day of December, 2013.

SYNERON INC.

By: /s/ Hugo Goldman
Name: Hugo Goldman
Title: Chief Financial Officer, Syneron, Inc., Authorized Signatory

POWER OF ATTORNEY

We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Shimon Eckhouse and Hugo Goldman, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith, and any and all amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 9th day of December, 2013.

Signature	Title

Chairman of the Board of Directors
Dr. David Schlachet

/s/ Shimon Eckhouse	Chief Executive Officer (principal executive officer) and Director
Shimon Eckhouse

/s/ Hugo Goldman	Chief Financial Officer (principal financial and accounting officer)
Hugo Goldman

Director
Yaffa Krindel

/s/ Michael Anghel	External Director
Dr. Michael Anghel

/s/ Dan Suesskind	External Director
Dan Suesskind

EXHIBIT INDEX
EXHIBIT NO.	DESCRIPTION OF DOCUMENT
3.1
Amended and Restated Articles of Association of Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007, filed May 7, 2008).

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. as to the legality of the securities being registered.
23.1*	Consent of Kost, Forer, Gabbay & Kasierer (a member of Ernst & Young Global), as independent registered public accounting firm of the Registrant.
23.2*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Syneron Beauty Ltd. 2011 Share Option Plan.
99.2*	Syneron Beauty Ltd. 2011 Stock Incentive Plan – United States.
_____________
* Filed herewith.